Exhibit 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Toys“R”Us, Inc.
Kathleen Waugh
973-617-5888/646-366-8823
waughk@toysrus.com
TOYS“R”US, INC. ANNOUNCES DECEMBER AND HOLIDAY 2008 COMPARABLE
STORE SALES
WAYNE, NJ (January 8, 2009) — Today, Toys“R”Us, Inc., the world’s leading dedicated toy and baby products retailer, announced its comparable store sales for the month of December and the 2008 holiday selling season.
For the month of December, the Toys“R”Us, Inc. Domestic (U.S.) division reported a comparable store sales increase of 1.9%.
“We believe these December results demonstrate the effectiveness of our strategy, as well as the resilience and vitality of our brand,” said Jerry Storch, Chairman and CEO, Toys“R”Us, Inc. “Especially in this unprecedented economic environment, we were happy to see families come to our toy and baby stores, and shop online, to find holiday gifts for their children.”
The Toys“R”Us, Inc. International division reported a comparable store sales decline of 4.9% for the month of December. Economic conditions varied around the world, with relative strength in Canada and Central Europe offset by declines in Japan and the U.K., the latter of which was also impacted by the liquidation of a major competitor. Due to the late timing of the “Three Kings” holiday on January 6, 2009, these results do not include the benefits of the full holiday selling period.
The Domestic division comparable store sales for the nine-week 2008 holiday selling season decreased by 3.4%, as the strength of December’s results could not entirely overcome the overall economic climate and the late start of the season, which contributed to slow sales earlier in November. For the International division, sales during the nine-week holiday season declined by 5.1%.
Mr. Storch added, “While we are pleased to have maintained sales momentum during these difficult economic times, we are very mindful of the profit challenges presented by the current retail climate. We have been making significant and appropriate reductions in our capital spending and expenses as we further position the company to navigate through the present economic environment.”
(The month of December refers to the five-week period from November 30, 2008 to January 3, 2009, as compared to the five-week period from December 2, 2007 to January 5, 2008. The holiday selling season refers to the nine-week period from November 2, 2008 to January 3, 2009, as compared to the nine-week period from November 4, 2007 to January 5, 2008. Due to the increasingly integrated nature of the Toys“R”Us, Inc. online business with its brick and mortar stores, and consistent with financial reporting among other retailers, the company’s online business is now included as a comparable store beginning with this period. Without such inclusion, the company’s comparable store sales for its Domestic division would have increased 0.9% for December and decreased 4.1% for the holiday selling season; International comparable store sales would have decreased by 5.2% for December and 5.3% for the nine-week holiday period. As previously disclosed in our Form 10-Q for the period ended November 1, 2008, we now operate our U.S. business as a single Domestic operating segment).
About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world’s leading dedicated toy and baby products retailer. Currently it sells merchandise through more than 1,500 stores, including 847 Toys“R”Us and Babies“R”Us stores in the U.S., more than 700 international stores in 33 countries, which includes licensed and franchise stores, and through its Internet site at www.Toysrus.com.
This press release contains “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. These statements are subject to risks, uncertainties, and other factors, including, among others, risks, uncertainties and factors set forth in our reports and documents filed with the United States Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.